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                                                                     Exhibit 1.1



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The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                (CHINA EASTERN AIRLINE CORPORATION LIMITED LOGO)
                   CHINA EASTERN AIRLINES CORPORATION LIMITED
 (A joint stock limited company incorporated in the People's Republic of China with limited liability)


                                  ANNOUNCEMENT

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  The Company's board of Directors hereby announces the impact on the Company as may result from the outbreak of atypical pneumonia and Gulf War II.

  The Directors also noted the recent increase in the price and in the trading volume of the Company's shares, and hereby state that they are not aware of any reason for such increase.
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In view of the recent outbreak of atypical pneumonia in Hong Kong and the Far
East region, the directors (the "DIRECTORS") of China Eastern Airlines Corporation Limited (the "COMPANY") notice that the number of passengers the Company's aircraft carries, especially over its Hong Kong routes, has recently decreased to a significant extent. Based on the information currently available and certain historical figures, the Directors believe that such decrease is attributable to the outbreak of atypical pneumonia, which, as the Directors believe, has impacted significantly on the Company's business operations over its Hong Kong routes and some of its international routes. The Company has therefore reduced the number of flights by approximately 30% over its Hong Kong and Japan routes. However, as it is not certain for how long such condition of atypical pneumonia will continue, the Company is currently not able to assess the extent of any impact on the Company's financial performance as may result from atypical pneumonia. In response to the public concern over the epidemic condition of atypical pneumonia, the Company has, by reference to the guidelines prescribed by the hygiene department of the Civil Aviation Administration of China, devised and implemented a set of preventive measures (including, for example, aircraft and cabin cleansing and disinfectant measures) in the hope of controlling and tackling the spread of atypical pneumonia.

In addition, based on the information currently available, the Directors believe that the outbreak of Gulf War II has also impacted on the Company's business operations over some of its international routes. Indications are that the number of passengers the Company's aircraft carries over its US routes has decreased. However, based on the information currently available, the Company is not in a position to conclude that such decrease is directly attributable to the outbreak of Gulf War II.

The Company will pay close attention to all further developments in respect of the conditions of atypical pneumonia and Gulf War II, and any further potential effect they may have on the Company, and will ensure all disclosure requirements under the Listing Rules as are applicable to the Company will continue to be complied with in a timely fashion.

The Directors also noted the recent increase in the price and in the trading volume of the Company's shares. The Directors hereby state that they are not aware of any reason for such increase, and confirm that there is currently no negotiation or agreement relating to acquisition or realisation intended to be carried out by the Company which is continuing and is discloseable under paragraph 3 of the Listing Agreement. Except for the matters previously disclosed and/or set out above, the Directors are also not aware of any other matter which is or may be of a price-sensitive nature and, thus, warrants further disclosure under the general obligation imposed by paragraph 2 of the Listing Agreement.

Made by the order of the board of Directors, the members of which individually and jointly accept responsibility for the accuracy of this announcement.

                                        By order of the board of Directors
                                              CHINA EASTERN AIRLINES
                                                CORPORATION LIMITED
                                                    LUO ZHUPING
                                                 Company Secretary

Shanghai, the People's Republic of China
16th April, 2003

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